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                                                               EXHIBIT 99.(a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 3, 1999 ("Offer to Purchase") and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           OFFER TO PURCHASE FOR CASH
                        9,158,155 SHARES OF COMMON STOCK
                                       OF
                            BRITE VOICE SYSTEMS, INC.
                                       AT
                              $13.40 NET PER SHARE
                                       BY
                   INTERVOICE ACQUISITION SUBSIDIARY III, INC.
                             A CORPORATION FORMED BY
                                INTERVOICE, INC.

         InterVoice Acquisition Subsidiary III, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of InterVoice, Inc., a Texas corporation ("Parent"), is offering to purchase 9,158,155 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Brite Voice Systems, Inc., a Kansas corporation (the "Company"), for $13.40 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

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           THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
         EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 1, 1999,
                          UNLESS THE OFFER IS EXTENDED.

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         The purpose of the Offer is for the Purchaser to acquire a substantial majority of the outstanding Shares and thereby control the business of and future decisions affecting the Company. Upon completion of the Offer, it is expected that the Purchaser will own approximately seventy-five percent (75%) of the outstanding Shares. The Offer is being made pursuant to an Acquisition Agreement and Plan of Merger, dated as of April 27, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger, is sometimes herein referred to as the "Surviving Corporation." The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger to ensure the acquisition by Parent of all the outstanding Shares.

         At the effective time of the Merger (the "Effective Time"), each Share of Common Stock then outstanding (other than Shares held by Parent or the Purchaser or held in treasury of the Company or by any subsidiary of the Company, which will be cancelled and retired without any payment with respect thereto, or Shares (the "Dissenting Shares") with respect to which the holder properly exercises such holder's appraisal rights, if any, under Kansas law (collectively, the "Excluded Shares")) will be cancelled and converted automatically into the right to receive either: (1) if the Purchaser purchases 9,158,155 Shares in the Offer (the "Cash Share Number") or, in the sole discretion of the Purchaser, more than the Cash Share Number, that number of fully paid and nonassessable shares of common stock, no par value per share, of




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Parent ("Parent Common Stock"), together with associated preferred stock purchase rights, equal to the quotient of (x) the Offer Price divided by (y) the average of the per share closing price of Parent Common Stock on the Nasdaq National Market for the 25 trading days immediately preceding the Effective Time (the "Average Trading Price"), provided that the Average Trading Price shall be at least equal to the Lower Collar (as defined below) and shall not exceed $14.00 per share; or (2) if the Purchaser lowers the Minimum Condition (as defined below) to a majority of the issued and outstanding Common Stock on a fully diluted basis and the number of Shares purchased in the Offer is less than the Cash Share Number, (a) an amount in cash equal to the quotient of (w) the difference between (i) the product of the Offer Price multiplied by the Cash Share Number and (ii) the aggregate purchase price for the number of Shares actually purchased in the Offer, divided by (x) a number of shares equal to (A) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (B) less the Excluded Shares (C) plus the Dissenting Shares (such quotient, referred to as the "Cash Amount"), plus (b) that number of shares of Parent Common Stock equal to the quotient of (y) the difference between the Offer Price and the Cash Amount, divided by (z) the Average Trading Price. The term "Lower Collar" is $8.00, provided, however, if a Lower Collar of $8.00 would result in the issuance of more than 5,719,877 shares of Parent Common Stock in the Merger (assuming for purposes of this calculation that all outstanding options under the Company's stock option plans that have not been canceled or repurchased by the Company pursuant to the Merger Agreement at or prior to the completion of the Offer are exercised in full immediately prior to the Effective Time and there are no Dissenting Shares), the Lower Collar shall be an amount per share equal to the product of (i) $8.00 multiplied by (ii) a fraction of which (A) the numerator is the total number of shares of Parent Common Stock that would be issued in the Merger if the Lower Collar were $8.00, assuming the exercise in full of all outstanding stock options and there are no Dissenting Shares, and (B) the denominator is 5,719,877. The foregoing consideration shall be referred to collectively as the "Merger Consideration." The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

         At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist (in the case of Excluded Shares other than Dissenting Shares, without the payment of consideration therefor), and each certificate formerly representing any of such Shares, other than the Excluded Shares, shall thereafter represent the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares of Parent Common Stock pursuant to the Merger Agreement, without interest.

         If more than 9,158,155 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) 9,158,155 Shares on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based on the number of Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn by each tendering stockholder. If proration is required, the Purchaser would not expect to announce the final results of the proration until at least seven Nasdaq National Market trading days after the Expiration Date. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known. Subject to the terms of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to accept for payment more than 9,185,155 Shares pursuant to the Offer, although the Purchaser has no present intention of doing so.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 9,158,155 SHARES (THE "MINIMUM CONDITION").

         As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement and incurring the liabilities therein, certain major stockholders (the "Major Stockholders") concurrently with the execution and delivery of the Merger Agreement, have entered into a Stockholder Agreement with Parent and the Purchaser (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement, the Major




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Stockholders have agreed, among other things, to tender the Shares held by them in the Offer, to agree to the cancellation of any stock options each such Major Stockholder holds on the date thereof, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Harris Trust Company of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 30, 1999 unless the Offer is extended past that date.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.



         The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on June 1, 1999, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.


         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to




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give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at the address and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.

                                111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                 Banks and Brokers Call Collect: (201) 896-1900
                   All Others Call Toll Free: (877) 460-2559



May 3, 1999





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